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                                                                    EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
              --------------------------------------------------

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-80333) pertaining to the 1996 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-employee Directors' Stock Option Plan and Options Granted Outside Any Plan of Copper Mountain Networks, Inc. and in the Registration Statement (Form S-8 No. 333-32218) pertaining to the Common Stock Issuable Upon Exercise of Options Assumed by Copper Mountain Networks, Inc., Originally Granted Under the OnPrem Networks Corporation 1998 Stock Option
Plan of our report dated January 28, 2000 (except for Note 12, as to which the date is February 29, 2000), with respect to the financial statements of Copper Mountain Networks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

Our audits also included the financial statement schedule of Copper Mountain Networks, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                    /s/ ERNST & YOUNG LLP


San Diego, California
March 15, 2000